FORM 5/A

(  ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).

(  ) Form 3 Holdings Reported

(  ) Form 4 Transactions Reported

                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange
           Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the
                    Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    M.G. Rose
    c/o Jones Lang LaSalle Incorporated
    200 East Randolph Drive
    Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

    Jones Lang LaSalle Incorporated, JLL
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3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4.  Statement for Month/Year

     2000
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5.  If Amendment, Date of Original (Month/Year)
     February 2001
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6.  Relationship of Reporting Person to Issuer (Check all applicable)
(X) DIRECTOR
( ) 10% OWNER
(X) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

    Chairman and Chief Executive Officer
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7.  Individual or Joint/Group Filing (Check applicable line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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TABLE I

Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)
     (i)   Common Stock                (iii) Common Stock
     (ii)  Common Stock                (iv)  Common Stock
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2.  Transaction Date (Month/Day/Year)
     (i)   1/1/00                      (iii) 12/31/00
     (ii)  6/30/00                     (iv)  3/1/00
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3.  Transaction Code (Instr.8)
     (i)   A
     (ii)  J, purchase under Employee Stock Purchase Plan
           exempt pursuant to Rule 16b-3(c)
     (iii) J, purchase under Employee Stock Purchase Plan
           exempt pursuant to Rule 16b-3(c)
     (iv)  J, see footnote (1) to this Form
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
     (i)   7,956, A, n.a.              (iii) 911, A, $11.5281
     (ii)  1,092, A, $9.6156           (iv)  5,872, A, n.a.
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5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)
     (i)   436,637                     (iii) 436,637
     (ii)  436,637                     (iv)  436,637
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
     (i)   D                           (iii) D
     (ii)  D                           (iv)  D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
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TABLE II

Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)


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2.  Conversion or Exercise Price of Derivative Security


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3.  Transaction Date (Month/Day/Year)


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4.  Transaction Code (Instr. 8)


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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)


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6.  Date Exercisable and Expiration Date (Month/Day/Year)


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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)


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8.  Price of Derivative Security (Instr. 5)


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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)


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10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)


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11. Nature of Indirect Beneficial Ownership (Instr. 4)


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EXPLANATION OF RESPONSES:

Footnote 1.      Acquisition under Stock Compensation Program exempt
                 pursuant to Rule 16b-3. Number of shares acquired is net of shares withheld to satisfy tax obligations.


/s/ Fritz E. Freidinger as Attorney-in-Fact       March 26, 2001
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**SIGNATURE OF REPORTING PERSON                        Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).